SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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Filed by a Party other than the Registrant |_|
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|_| Preliminary Proxy Statement
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    Rule 14a-6(e)(2))
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|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               JSB FINANCIAL, INC.
                               -------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                                       ---
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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         (2)     Aggregate number of securities to which transaction applies:
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                 computed pursuant to Exchange Act Rule 0-11 (Set forth the
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NORTH FORK BANCORPORATION, INC. LOGO                    JSB FINANCIAL, INC. LOGO



                                SUPPLEMENT TO THE
                        JOINT PROXY STATEMENT-PROSPECTUS
                             DATED JANUARY 11, 2000

INTRODUCTION

         This Supplement is being sent to the stockholders of North Fork Bancorporation, Inc. and JSB Financial, Inc. for the purpose of supplementing the joint proxy statement-prospectus, dated January 11, 2000, initially mailed to the stockholders of North Fork and JSB on or about January 12, 2000 in connection with the special meeting of stockholders of JSB to be held on February 10, 2000 and the special meeting of stockholders of North Fork to be held on February 11, 2000 to consider and vote upon the proposed merger of North Fork and JSB pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of August 16, 1999. Also included with this Supplement is another proxy card for your use if you wish to revoke your earlier proxy or change your vote in accordance with the instructions set forth below under "Voting Procedures." IF YOU DO NOT WISH TO CHANGE YOUR VOTE OR REVOKE YOUR PROXY, NO ACTION IS REQUIRED BY YOU IN CONNECTION WITH THIS SUPPLEMENT.

         As described in more detail below, on January 14, 2000, a purported class and derivative action entitled WOLFSON V. JSB FINANCIAL, INC., ET AL., C.A. No. 17741, was filed in the Court of Chancery of the State of Delaware against JSB, its directors and North Fork by Elliot Wolfson. This Supplement is being provided to you pursuant to the Stipulation and Agreement of Compromise and Settlement dated February 1, 2000 (the "Settlement Agreement"), which embodies the terms of the settlement reached by the parties. The Settlement Agreement is subject to the approval of the Delaware Court of Chancery.

         This Supplement is dated February 1, 2000 and is first being mailed to the stockholders of North Fork and JSB on or about February 1, 2000.

PENDING LITIGATION

         On January 14, 2000, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware entitled WOLFSON V. JSB FINANCIAL, INC., ET AL., naming JSB, all of JSB's directors (the "individual defendants") and North Fork as defendants. The complaint alleges, among other things, four causes of action, including: (i) breach of fiduciary duty of disclosure by the individual defendants to the effect that the joint proxy statement-prospectus omits or misrepresents material facts with respect to whether Northeast Capital & Advisory, Inc. ("Northeast Capital"), JSB's financial advisor, in updating its fairness opinion, took into account the proposed merger of Reliance Bancorp, Inc. with North Fork that was announced on August 30, 1999, and that the identity of the other bidder for JSB, whose nominally higher offer was not accepted by JSB, should be disclosed; (ii) breach of fiduciary duties of care and loyalty by the individual defendants in connection with JSB's acceptance of a nominally lower offer from North Fork, as compared to the nominally higher offer from the other bidder, following solicitations of indications of interest, and with regard to the individual defendants allegedly having material interests in the transaction that differ from the interests of JSB's stockholders generally; (iii) North Fork's aiding and abetting the individual defendants' breaches of fiduciary duty in connection with North Fork's participation in the alleged misstatements and omissions in the joint proxy statement-prospectus and in the alleged provision of material financial benefits to the individual defendants that were not shared by JSB's stockholders generally so as to induce them into accepting North Fork's bid; and (iv) breach of the merger agreement by North Fork in that North Fork, by entering into an agreement to acquire Reliance, took an action that, in fact, had a materially adverse effect on North Fork, thereby constituting a breach of the merger agreement, and that the plaintiff should be entitled to assert a claim derivatively on behalf of JSB, and that allegedly allowing North Fork to breach the merger agreement did not constitute a valid exercise of business judgment by the individual defendants.

         The complaint seeks, among other things, a preliminary and permanent injunction against consummation of the North Fork/JSB merger and related transactions, an order requiring the defendants to issue corrective disclosure, a declaration that the individual defendants have breached and are breaching their fiduciary duties, an order requiring


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the individual defendants to sell JSB to the highest bidder, an order certifying the action as a class action and unspecified damages, attorneys' fees and costs.

         Each of North Fork, JSB and the individual defendants believe that the allegations made against each of them, respectively, in the complaint are entirely without merit. Contrary to the assertions in the complaint, Northeast Capital did in fact take into account the proposed merger of Reliance into North Fork in preparing its updated fairness opinion dated as of the date of the joint proxy statement-prospectus. In addition, JSB and the individual defendants believe that the proposed merger is intended to be a strategic combination of North Fork and JSB, that JSB's board of directors is entitled to accept an offer for a strategic combination involving merger consideration that it reasonably believes will provide a higher long-term value for its stockholders than that offered by a competing bidder, even if the market value of the other bidder's all-stock offer at the time it was considered by the JSB board of directors was nominally higher, and that the individual defendants have not violated their duties of care, loyalty and disclosure. As indicated throughout the joint proxy statement-prospectus, there can be no assurance, however, that any particular long-term value will be obtained. There are no appraisal rights available to JSB stockholders in connection with the North Fork/JSB merger.

         Even though each of North Fork, JSB and the individual defendants believe that the allegations made against each of them, respectively, in the complaint are entirely without merit, North Fork and JSB suggested a meeting with the plaintiff to determine if an acceptable settlement could be reached. The parties engaged in expedited discovery and agreed to a meeting between the plaintiff and senior officers of JSB and North Fork and their respective counsel, which was held on January 26, 2000. On February 1, 2000, the parties reached the Settlement Agreement, which is subject to the approval of the Delaware Court of Chancery. In accordance with the terms of the Settlement Agreement, both North Fork and JSB have agreed to provide the supplemental disclosure set forth in this Supplement to their respective stockholders. Both North Fork and JSB have agreed to the Settlement Agreement in order to expeditiously settle the pending litigation, and avoid the additional expense and delays involved in defending such litigation, and proceed with the proposed merger.

ADDITIONAL DISCLOSURE REGARDING THE OTHER INSTITUTION

         The "Background of the Merger" and "Opinion of JSB's Financial Advisor" sections of the joint proxy statement-prospectus, which can be found beginning on pages 23 and 40 thereof, respectively, contain references to the other institution with whom JSB was engaged in discussions regarding a possible business combination. This other institution was Queens County Bancorp, Inc., a Delaware corporation and bank holding company parent of Queens County Savings Bank. As discussed in more detail in the joint proxy statement-prospectus, Queens County's proposal of July 27, 1999 contemplated a merger of JSB with and into Queens County, structured as a stock-for-stock exchange of 2.175 shares of common stock of Queens County for each share of JSB's common stock. Based on a price per Queens County share of $30.125, the proposal represented a value of $65.52 per JSB share. Although Queens County's offer to JSB technically lapsed prior to the August 10, 1999 meeting of the JSB board of directors, Northeast Capital continued to analyze the offer at an assumed exchange ratio of 2.2 which, based upon prior discussions with Queens County's management, Northeast Capital believed Queens County may have been willing to offer if Queens County had been selected as the favored bidder. Even at this assumed increased exchange ratio, the value of Queen's County's proposal decreased to $63.80 as of August 13, 1999 (or $63.08 based on the actual proposed exchange ratio of 2.175) due to a decrease in Queen's County's closing stock price to $29.00 as of that date.

         Queens County files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Copies of this information can be obtained from the SEC's Internet world wide web site at the following address: http://www.sec.gov.

ADDITIONAL DISCLOSURE REGARDING OTHER INDICATIONS OF INTEREST

         At least as early as the June 22, 1999 meeting of the JSB board of directors, JSB's board confirmed that JSB would only solicit indications of interest with respect to a strategic combination. At the August 15, 1999 meeting of the JSB board of directors, Northeast Capital reported that a representative of European American Bank ("EAB"), a subsidiary of ABN AMRO Bank, NV, had called Northeast Capital on August 9th after reading an August 5th NEWSDAY article regarding a possible business combination involving JSB and asked whether EAB could be considered in any process being conducted by JSB. Northeast Capital responded that time was short and requested that EAB provide an

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initial indication of EAB's interest and the level of such interest. The representative of EAB called back on August 12th, stating that EAB might, subject to due diligence and other considerations, be willing to discuss a transaction price of $65, comprised principally of cash and some American Depositary Receipts (ADRs) of ABN AMRO Bank, based on JSB's publicly available financial information, but that such willingness was not a commitment. Northeast Capital reported this development to JSB's management and outside legal counsel. Northeast Capital and JSB's outside legal counsel advised JSB's board about the issues that would be raised in connection with the consideration of a principally cash transaction at this point in the process, which heretofore had been limited to strategic business combinations, and that if JSB were to consider EAB's indication of interest, which would generally be taxable to JSB's stockholders under the Internal Revenue Code, JSB might have to go back to the other bidders with this alternative approach as well, which could delay the process considerably. The JSB board was also advised that if a principally cash transaction were to be considered, JSB could, under Delaware law, be required to maximize short-term shareholder value. After such discussion, JSB's board agreed that further conversations with EAB should not be pursued. EAB never requested or received the confidential book of information regarding JSB and never submitted any formal offer or indication of interest.

         As described on page 24 of the joint proxy statement-prospectus, two of the financial institutions that had submitted written indications of interest to JSB made separate presentations to the JSB board of directors. One of such financial institutions was Queens County, whose indication of interest is described above. The other financial institution proposed two alternative pricing structures. The first alternative consisted entirely of stock of such institution, and the second alternative consisted of a combination of cash and stock. Based on the closing price of this institution's common stock on August 13, 1999 (the last trading day prior to the JSB board of directors' approval of the merger with North Fork) and the fixed exchange ratio contemplated under the first alternative, the first alternative had a nominal value of $53.38 per share of JSB common stock. Based on the same closing price, the second alternative had a blended value of $55.67 per share of JSB common stock (consisting of $40.67 in stock and $15.00 in cash). The second alternative also contemplated an election procedure whereby stockholders would have been entitled to elect to receive either all stock, all cash or a mixture of cash and stock (subject to proration procedures if the stock or cash portions were oversubscribed). Based on the closing price of this institution's stock on January 31, 2000, the first alternative would have a current nominal value of approximately $34.67 per JSB share, and the second alternative would have a current nominal value of approximately $41.42 per JSB share.

         Neither EAB, nor Queens County or any other institution that submitted an indication of interest to JSB, has at any time since the announcement of the North Fork/JSB merger indicated any intention of pursuing its indication of interest.

NORTHEAST CAPITAL'S CONSIDERATION OF THE PROPOSED NORTH FORK/RELIANCE
TRANSACTION

         At the September 14, 1999 meeting of the JSB board of directors, Northeast Capital made a financial presentation regarding the proposed merger of Reliance with North Fork, which presentation was based primarily on financial information regarding Reliance and the proposed transaction obtained from North Fork. The presentation included various analyses regarding the North Fork/Reliance transaction, including an analysis of comparable transactions, a discounted cash flow analysis and a pro forma merger analysis, and also included an analysis of the potential impact the transaction would have on JSB's stock.

         In addition, in connection with updating its fairness opinion, dated as of the date of the joint proxy statement-prospectus, Northeast Capital conducted a due diligence review of North Fork for the period since August 16, 1999 that included discussions with North Fork's management regarding the proposed Reliance acquisition and reviewed documents prepared by North Fork's management in connection with their due diligence review of Reliance and documents prepared by North Fork's financial advisor in connection with rendering its fairness opinion. Based upon the information provided by North Fork, Northeast Capital considered the impact that the Reliance acquisition would have on (i) the pro forma effects resulting from the North Fork/JSB merger, (ii) the relative contributions to, among other things, pro forma earnings, total assets, total gross loans, total common equity and total deposits to be made to the combined company by JSB and North Fork, and (iii) the discounted cash flow values for North Fork and JSB. Following such consideration and the performance of other procedures to update, as necessary, the analyses described in the "Opinion of JSB's Financial Advisor" section beginning on page 40 of the joint proxy statement-prospectus, Northeast Capital rendered its updated fairness opinion to the JSB board of directors.

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AMENDMENT TO THE MERGER AGREEMENT

         Pursuant to the Settlement Agreement, North Fork and JSB have agreed to an amendment to section 4.1 of the merger agreement. A copy of the amendment is filed as an exhibit to the Current Reports on Form 8-K filed by each of North Fork and JSB on February 1, 2000. Prior to such amendment, section 4.1 provided that JSB could not take certain actions relating to an "acquisition proposal," as defined and described in more detail under "No Solicitation by JSB" on page 54 of the joint proxy statement-prospectus, unless, among other things, the JSB board of directors, "after consultation with and based upon the written opinion of outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties." The amendment to section 4.1 removes the part of this provision requiring that such determination by the JSB board of directors be based upon a written opinion of counsel. The full text of the merger agreement is set forth in Appendix A to the joint proxy statement-prospectus.

AMENDMENT TO THE STOCK OPTION AGREEMENT

         Pursuant to the Settlement Agreement, North Fork and JSB have agreed to an amendment to section 13 of the Stock Option Agreement, dated as of August 16, 1999, by and between North Fork and JSB. A copy of the amendment is filed as an exhibit to the Current Reports on Form 8-K filed by each of North Fork and JSB on February 1, 2000. The amendment reduces the limit on the aggregate realizable profit to North Fork from the option and any termination fees payable by JSB pursuant to the merger agreement, as described in "The Merger -- Termination Fees" on page 60 of the joint proxy statement-prospectus, from $30 million to $25 million. The full text of the stock option agreement is set forth in Appendix B to the joint proxy statement-prospectus.

RECOMMENDATION OF NORTH FORK'S AND JSB'S BOARDS OF DIRECTORS

         The amendments to the merger agreement and the stock option agreement do not affect the merger consideration to be received by JSB's stockholders in the merger. EACH OF THE NORTH FORK BOARD OF DIRECTORS AND THE JSB BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

VOTING PROCEDURES

         Enclosed with this Supplement is an additional proxy card (and a return envelope) for your use. IF YOU HAVE ALREADY VOTED YOUR PROXY AND YOU DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO RETURN THIS SECOND PROXY CARD. If you have already voted and you wish to change your vote, you may revoke your proxy in any one of the following ways:

         1. by completing, signing and dating the enclosed proxy card and returning it by mail prior to the date of your special meeting;

         2. by sending a written notice to the corporate secretary of your company prior to the date of your special meeting stating that you would like to revoke your proxy;

         3.       by attending your special meeting and voting in person; or

         4. by calling the toll-free number on the proxy card and following the instructions if your shares were originally voted by telephone.

         If you have not already voted, you may use either the proxy card which was originally sent to you, or you may use the second proxy card enclosed herewith. You do not need to return both the original and this second proxy card. Alternatively, you may vote your shares by calling the toll-free number and following the instructions on the proxy card. If your company receives the enclosed proxy card, duly executed and dated, or your telephone vote, prior to the special meeting, any proxy previously granted by you will be, without further action, revoked.

         IF YOU HAVE ALREADY RETURNED A PROXY CARD OR VOTED BY TELEPHONE AND DO NOT WISH TO CHANGE YOUR VOTE, NO FURTHER ACTION IS REQUIRED.


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         Written notices of revocation and other communications with respect to the revocation of proxies by North Fork stockholders should be addressed to Aurelie S. Graf, Corporate Secretary, North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747. Written notices of revocation and other communications with respect to the revocation of proxies by JSB stockholders should be addressed to Joanne Corrigan, Corporate Secretary, JSB Financial, Inc., 303 Merrick Road, Lynbrook, New York 11563.

         All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the matters to be voted upon at your special meeting, including approval of the merger and the merger agreement. No proxy that has been voted against approval of the merger and the merger agreement will be voted in favor of any adjournment or postponement of your special meeting for the purpose of soliciting additional proxies.

         For additional information or to request an additional copy of the joint proxy statement-prospectus, North Fork stockholders can call Aurelie S. Graf, Corporate Secretary, at (631) 844-1004, and JSB stockholders can call Edward Lekstutis, Vice President, at (516) 887-7000, ext. 372.

Dated: February 1, 2000



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